Exhibit 10.1
EXECUTION VERSION

SENIOR SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT
dated as of March 4, 2008
by and among
WESTMORELAND COAL COMPANY,
TONTINE PARTNERS, L.P.
and
TONTINE CAPITAL PARTNERS, L.P.,
as Purchasers
and
TONTINE CAPITAL ASSOCIATES, L.P.,
as Collateral Agent

SENIOR SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT

SENIOR SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT

SENIOR SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT

SENIOR SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT

Section			Page
Annexes

Annex I	-	Allocation of Notes

Schedules

Schedule 4.2	-	Corporate Power; Authorization; Enforceable Obligations
Schedule 4.4	-	Stock and Warrants
Schedule 4.5	-	Financial Statements
Schedule 4.6	-	SEC Documents
Schedule 4.9	-	Litigation
Schedule 4.11	-	Material Adverse Effect

Exhibits

Exhibit A		Form of Note
Exhibit B		Registration Rights Agreement
Exhibit C-1		Opinion of Company Counsel
Exhibit C-2		Opinion of Company General Counsel
Exhibit D		Form of Guaranty
Exhibit E		Form of Pledge Agreement
Exhibit F		Form of Security Agreement
Exhibit G		Form of Consent

EXECUTION VERSION
SENIOR SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT
          SENIOR SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT, dated as of March 4, 2008, by and among Westmoreland Coal Company, a Delaware corporation (“Company”), Tontine Partners, L.P., a Delaware limited partnership and Tontine Capital Partners, L.P., a Delaware limited partnership, (each of the forgoing, “Purchaser” and collectively, “Purchasers”) and Tontine Capital Associates, L.P., a Delaware limited partnership as Collateral Agent (as defined herein).
W I T N E S S E T H :
          WHEREAS, Company has agreed to issue and sell to Purchasers, and Purchasers have agreed to purchase from Company, upon the terms and conditions hereinafter provided, senior secured convertible promissory notes in an aggregate principal amount of $15,000,000, which are initially convertible into an aggregate of 1,500,000 shares of Common Stock (as defined herein) of Company;
          WHEREAS, Company’s wholly-owned subsidiary, Westmoreland Resources, Inc., a Delaware corporation (“WRI”), shall guaranty Company’s Obligations under this Agreement and the Notes pursuant to that certain Guaranty (as defined herein);
          WHEREAS, Company, WRI and Purchasers have agreed to enter into that certain Pledge Agreement (as defined herein) pursuant to which Company shall grant the Collateral Agent (as defined herein) a second-priority security interest in all of the outstanding shares of WRI for the benefit of Purchasers;
          WHEREAS, WRI and Purchasers have agreed to enter into that certain Security Agreement (as defined herein), pursuant to which WRI shall grant a second-priority security interest in substantially all of its assets as security for the Obligations hereunder for the benefit of Purchasers;
          NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:
1. DEFINITIONS
          “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act.
          “Agreement” shall mean this Senior Secured Convertible Note Purchase Agreement including all amendments, modifications and supplements hereto and any appendices, exhibits and schedules hereto or thereto, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.
          “Balance Sheet” shall have the meaning set forth in Section 4.5(a) hereof.

          “Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.
          “Cash Equivalents” shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof; (ii) commercial paper maturing no more than one year from the date of creation thereof and at the time of their acquisition having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.; and (iii) certificates of deposit, maturing not more than one year from the date of creation thereof, issued by (A) commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $200,000,000 and having a rating of “A” or better by a nationally recognized rating agency or (B) First Interstate Bank.
          “Change of Control” shall mean any of the following: (a) any person or group of persons (within the meaning of the Exchange Act) (other than Tontine and its Affiliates) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 30% or more of the issued and outstanding shares of Common Stock of Company; (b) Company shall be a party to a merger or consolidation in which Company is not the survivor or in which Company’s stockholders immediately prior thereto own less than a majority of the outstanding voting stock of the survivor; (c) Company shall have sold, leased or otherwise transferred all or substantially all of its assets on a consolidated basis; or (d) Company shall cease to own all of the outstanding stock of WRI.
          “Charges” shall mean all federal, state, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) Company’s or any of its Subsidiaries’ employees, payroll, income or gross receipts, (ii) Company’s or any of its Subsidiaries’ ownership or use of any of its assets, or (iii) any other aspect of Company’s or any of the Subsidiaries’ business.
          “Closing” shall have the meaning set forth in Section 2.2 hereof.
          “Closing Date” shall have the meaning set forth in Section 2.2 hereof.
          “Collateral Agent” shall have the meaning set forth in Section 9.5 hereof.
          “Common Stock” shall mean Company’s common stock, par value $2.50 per share.
          “Company” shall have the meaning set forth in the preamble of this Agreement.
          “Company SEC Documents” shall have the meaning set forth in Section 4.6 hereof.

          “Confidential Information” shall have the meaning set forth in Section 11.15 hereof.
          “Consent” shall mean that certain Consent executed by First Interstate Bank and each Credit Party a copy of which is attached hereto as Exhibit G, including all amendments, modifications and supplements thereto and any appendices, exhibits and schedules thereto.
          “Conversion” shall have the meaning set forth in Section 8.1(a) hereof.
          “Conversion Price” shall have the meaning set forth in Section 8.1(a) hereof.
          “Conversion Shares” shall mean the Common Stock issuable upon Conversion of the Notes.
          “Credit Party” and “Credit Parties” shall mean individually, Company or the Guarantor or collectively, Company and the Guarantor.
          “Current Market Price” shall mean, in respect of any share of Common Stock on any date herein specified, the average of the daily market prices for 30 consecutive Business Days commencing 45 days before such date. The daily market price for each such Business Day shall be (i) the last sale price on such day on the principal stock exchange, including the NASDAQ Stock Market on which such Common Stock is then listed or admitted to trading, (ii) if no sale takes place on such day on any such exchange, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange, (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc., (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the National Association of Securities Dealers (“NASD”) selected mutually by the Required Purchasers and Company or, if they cannot agree upon such selection, as selected by two such members of the NASD, one of which shall be selected by the Required Purchasers and one of which shall be selected by Company.
          “Date of Issuance” shall have the meaning set forth in Section 7.4 hereof.
          “Default” shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.
          “Designee” shall have the meaning set forth in Section 7.2 hereof.
          “Election Notice” shall have the meaning set forth in Section 7.4 hereof.

          “Environmental Laws” shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any applicable judicial or administrative order, consent decree or judgment, relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); and the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.), and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.
          “ERISA Affiliate” shall mean, with respect to Company, any trade or business (whether or not incorporated) under common control with Company and which, together with Company, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC, excluding Purchaser and each other person which would not be an ERISA Affiliate if Purchaser did not own any issued and outstanding shares of Stock of Company.
          “Event of Default” shall have the meaning set forth in Section 9.1 hereof.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.
          “Exempt Securities” shall have the meaning set forth in Section 7.4(a) hereof.
          “First Interstate Loan Agreement” shall have the meaning set forth in Section 5.3 hereof.
          “First Interstate Loan Documents” shall mean the First Interstate Loan Agreement, the related promissory notes, guaranty, pledge agreement, security agreement and any other related security documents and agreements.

          “Fiscal Year” shall mean the twelve month period ending December 31. Subsequent changes of the fiscal year of Company shall not change the term “Fiscal Year,” unless the Required Purchasers shall consent in writing to such changes.
          “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.
          “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Guarantor” shall mean WRI.
          “Guaranty” shall mean that certain Guaranty, executed by the Guarantor, substantially in the form attached hereto as Exhibit H, as such Guaranty may be amended, supplemented or otherwise modified from time to time, in accordance with the terms thereof.
          “Indebtedness” of any Person shall mean (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all capital lease obligations, (v) all indebtedness of the types described in clauses (i) through (iv) above that is guaranteed by such Person and (vi) all Indebtedness referred to in clause (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
          “Interest Payment Date” shall have the meaning assigned to such term in Section 2.4(b) hereof.
          “IRC” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.
          “IRS” shall mean the Internal Revenue Service, or any successor thereto.
          “Issue Price” shall have the meaning set forth in Section 7.4 hereof.

          “Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest as to assets owned by the relevant Person under the Uniform Commercial Code or comparable law of any jurisdiction).
          “Loan Documents” shall mean this Agreement, the Notes, the Security Agreement, the Pledge Agreement, the Guaranty, the Consent and all other agreements, instruments, documents and certificates, including, without limitation, pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Company, and delivered to each Purchaser, in its capacity as purchaser of the Notes hereunder, in connection with this Agreement or the transactions contemplated hereby.
          “Losses” shall have the meaning set forth in Section 10 hereof.
          “Material Adverse Effect” shall mean a material adverse effect on (i) the financial condition, or on the earnings, financial position, operations, assets, results of operation, business or prospects of Company and its Subsidiaries taken as a whole, or (ii) Company’s ability to pay the Obligations in accordance with the terms hereof.
          “Maturity Date” shall have the meaning set forth in Section 2.1 hereof.
          “Maximum Lawful Rate” shall have the meaning set forth in Section 2.4(f) hereof.
          “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which Company, any of its Subsidiaries or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.
          “Note” and “Notes” shall mean individually or collectively, the senior secured subordinated convertible promissory notes of Company in the aggregate principal amount of $15,000,000 to be issued to Purchasers hereunder on the Closing Date, substantially in the form of Exhibit A hereto.
          “Notice of Issuance” shall have the meaning set forth in Section 7.4 hereof.
          “Obligations” shall mean all amounts owing by Company to each Purchaser and any of its respective assignees pursuant hereto or the Notes, including, without limitation, all principal, interest, fees, expenses, attorneys’ fees and any other sum chargeable to Company under any of the Loan Documents.

          “Observer Rights” shall have the meaning set forth in Section 7.2 hereof.
          “Offered Securities” shall have the meaning set forth in Section 7.4 hereof.
          “Other Taxes” shall have the meaning set forth in Section 2.10(b).
          “Organic Change” shall have the meaning set forth in Section 8.1(g) hereof.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.
          “Pension Plan” shall all “employee pension plans”, as defined in Section 3(2) of ERISA.
          “Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).
          “Plan” shall mean all “employee benefit plans”, as defined in Section 3(3) of ERISA, and any other employee benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs.
          “Pledge Agreement” shall mean that certain Pledge Agreement executed by Company and WRI, a copy of which is attached hereto as Exhibit F, including all amendments, modifications and supplements thereto and any appendices, exhibits and schedules thereto.
          “Preferred Stock” shall mean Company’s Series A Preferred Stock, par value $1.00 per share.
          “Purchaser” and “Purchasers” shall have the meaning set forth in the preamble of this Agreement.
          “Registration Rights Agreement” shall mean the Registration Rights Agreement by and between Company and Purchasers, substantially in the form attached hereto as Exhibit C, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
          “Restricted Payment” shall mean (i) the declaration of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Company’s Stock or (ii) any payment on account of the purchase, redemption or other retirement of Company’s Stock or any other payment or distribution made in respect of any Stock of Company, either directly or indirectly.
          “Required Purchasers” shall mean Persons who hold at least a majority of the outstanding principal amount of the Notes.
          “Retiree Welfare Plan” shall refer to any Welfare Plan providing for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.
          “SEC” shall mean the U.S. Securities and Exchange Commission, or any successor thereto.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.
          “Security Agreement” shall mean that certain Security Agreement executed by WRI, a copy of which is attached hereto as Exhibit E, including all amendments, modifications and supplements thereto and any appendices, exhibits and schedules thereto.
          “Security Documents” shall mean the Security Agreement, the Pledge Agreement and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Obligations.
          “Stock” shall mean all shares, options, warrants, general or limited partnership interests, limited liability company membership interest, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
          “Subsidiary” shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
          “Taxes” shall have the meaning set forth in Section 2.10(a) hereof.
          “Tontine” shall mean, collectively, Tontine Partners, L.P. and Tontine Capital Partners, L.P.
          “Transaction Documents” shall mean this Agreement, the Loan Documents and the Registration Rights Agreement.
          “Welfare Plan” shall mean any welfare plan, as defined in Section 3(1) of ERISA, which is maintained or contributed to by Company, any of its Subsidiaries or any ERISA Affiliate.
          “Withdrawal Liability” means, at any time, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA, and any increase in contributions pursuant to Section 4243 of ERISA with respect to all Multiemployer Plans.
          “WRI” shall have the meaning set forth in the recitals of this Agreement.
          Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.
2. PURCHASE OF NOTES
          2.1 Purchase of Notes. Subject to the terms and conditions set forth in this Agreement, each Purchaser severally agrees to purchase from Company, and Company agrees to issue and sell to each Purchaser, on the Closing Date, the Notes in the principal amounts set forth by each Purchaser’s name on Annex I hereto, for an aggregate purchase price of $15,000,000, containing the terms set forth herein and in Exhibit A hereto. The original aggregate principal amount of the Notes shall be $15,000,000, and the maturity date thereof shall be March 4, 2013 (the “Maturity Date”).
          2.2 Closing. The closing of the purchase and sale of the Notes (the “Closing”) shall take place within five Business Days after the satisfaction or waiver of the conditions set forth in Section 6 hereof or such date and time as shall be mutually agreed to by the parties hereto (the “Closing Date”) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, or such other place as shall be mutually agreed to by the parties hereto.
          On the Closing Date, Company will deliver to each Purchaser the Note payable to each such Purchaser against delivery by each such Purchaser of the purchase price therefor by wire transfer of immediately available funds to the account of Company.
          2.3 Use of Proceeds. Company shall use the proceeds of the purchase price hereunder for working capital, capital expenditures, project development and general corporate purposes in accordance with the terms of this Agreement, but Company shall not use such proceeds to repay any Indebtedness under the First Interstate Loan Documents.
          2.4 Payment of Principal and Interest.
          (a) Company shall pay the aggregate outstanding principal of the Notes on the Maturity Date. Company shall pay interest on the aggregate principal amount of the Notes on each Interest Payment Date, as set forth below.
          (b) Interest on each Note shall accrue from the most recent date on which interest has been paid for such Note as provided in Section 2.4(d) or, if no interest has been paid, from the date of issuance listed on the relevant Note. Interest shall accrue at a rate equal to 9.00% per annum based on the amounts outstanding from time to time under each Note, including any increased principal amounts of the Notes resulting from an “in kind” interest payment under Section 2.4(d)(ii) and shall be computed on the basis of a 360-day year. Company shall pay interest to Purchasers quarterly in arrears on the last day of each March, June, September and December, commencing on March 31, 2008 (each such date, an “Interest Payment Date”) as provided in Section 2.4(d).
          (c) If any payment on each Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
          (d) Company may, at its option, pay interest on the Notes (i) in cash or (ii) in kind (as of the relevant Interest Payment Date) by increasing the principal amount of each Note in an aggregate amount equal to the interest due on such Interest Payment Date; provided, however, that Company may not pay interest on the Notes in kind (as of the relevant Interest Payment Date) by increasing the principal amount of each Note if this would cause the aggregate principal amount of the Notes to exceed $18,779,460. Any cash interest payment shall be made in accordance with Section 2.6 herein.
          (e) So long as any Event of Default shall be continuing, the interest rate applicable to each Note shall be increased by 2.00% per annum above the rate otherwise applicable.
          (f) Notwithstanding anything to the contrary set forth in this Section 2.4, if at any time until payment in full of the Notes, the interest rate payable thereon exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Lawful Rate”), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable on the Notes shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the interest rate payable thereon is less than the Maximum Lawful Rate, Company shall continue to pay interest thereunder at the Maximum Lawful Rate until such time as the total interest received by Purchasers is equal to the total interest which they would have received had the interest rate on the Notes been (but for the operation of this paragraph) the interest rate payable since the Closing Date. Thereafter, the interest rate payable shall be the stated interest rate unless and until such rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Purchasers pursuant to the terms hereof exceed the amount which they could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 2.4(f), shall make a final determination that Purchasers have received interest hereunder or under any of the Loan Documents in excess of the Maximum Lawful Rate, Purchasers shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid under the Notes, then to the outstanding principal of the Notes, then to other unpaid Obligations and thereafter shall refund any excess to Company or as a court of competent jurisdiction may otherwise order.
          2.5 Prepayments. Company shall have the right at any time, without premium or penalty and on thirty (30) days’ prior written notice to Purchasers, to voluntarily prepay all or any portion (in multiples of not less than $500,000 or the amount outstanding on the Notes) of the Notes; provided, however, Purchasers shall retain conversion rights in respect of the Notes for such period of thirty (30) days after Company has given such notice. Each prepayment shall be accompanied by the payment of accrued and unpaid interest on the amount being prepaid, through the date of prepayment. Any partial repayment of any principal amount of any Notes shall be on a pro rata basis with respect to all Notes then outstanding.
          2.6 Receipt of Payments. Company shall make each payment under the Notes not later than 2:00 P.M. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to each Purchaser’s depository bank in the United States as designated by each Purchaser from time to time for deposit in each such Purchaser’s depositary account. For purposes only of computing interest under the Notes, all payments shall be applied by each Purchaser to the Notes held by such Purchaser on the day payment has been credited by such Purchaser’s depository bank to such Purchaser’s account in immediately available funds.
          2.7 Application of Payments. Company irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Purchasers from or on behalf of Company pursuant to the terms of this Agreement, and Company irrevocably agrees that Purchasers shall have the continuing exclusive right to apply any and all such payments against the Obligations of Company and in repayment of the Notes as it may deem advisable; provided that, so long as an Event of Default (or an event which with notice or lapse of time or both would become an Event of Default) has not occurred and is continuing, the same shall be applied in the following order: (i) then due and payable fees and expenses; (ii) then due and payable interest payments on the Notes; and (iii) then due and payable principal payments on the Notes.
          2.8 Sharing of Payments. If any holder of a Note or a portion thereof shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Notes held by it in excess of its ratable share of payments on account of the Notes held by all holders thereof, such holder shall forthwith purchase from each other holder such participations in the Notes held by such other holders as shall be necessary to cause such purchasing holder to share the excess payment ratably with each other holder; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing holder, such purchase shall be rescinded and such holder shall repay to the purchasing holder the purchase price to the extent of such recovery together with an amount equal to such holder’s ratable share (according to the proportion of (i) the amount of such holder’s required repayment to (ii) the total amount so recovered from the purchasing holder) of any interest or other amount paid or payable by the purchasing holder in respect of the total amount so recovered. Company agrees that any holder so purchasing a participation from another holder pursuant to this Section 2.8 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such holder were the direct creditor of Company in the amount of such participation. Company further agrees to make all payments on the Notes to all holders thereof on a pro rata basis, based on the principal amount of the Notes held by each.
          2.9 Access. The Collateral Agent or any Purchaser and their respective officers, employees and/or agents shall have the right, exercisable as frequently as it determines to be appropriate, during normal business hours, to visit and inspect the properties and facilities of Company and its Subsidiaries and to inspect, audit and make extracts from all of Company’s and its Subsidiaries’ records, files, corporate books and books of account and to discuss the affairs, finances and accounts of Company and its Subsidiaries with the principal officers of Company, all at such reasonable times, upon reasonable notice and as often as the Collateral Agent or Purchasers may reasonably request. Company shall deliver any document or instrument reasonably necessary for the Collateral Agent or Purchasers, as each may request, to obtain records from any service bureau maintaining records for Company or its Subsidiaries. Company shall instruct its and its Subsidiaries’ banking and other financial institutions to make available to the Collateral Agent or Purchasers such information and records as it may reasonably request.
          2.10 Taxes. (a) Any and all payments by Company hereunder or under the Notes shall be made, in accordance with this Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of any Purchaser (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Purchaser, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10) such Purchaser receives an amount equal to the sum it would have received had no such deductions been made, (ii) Company shall make such deductions, and (iii) Company shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Notwithstanding anything to the contrary herein, any Purchaser that is not organized under the laws of the United States of America, any State thereof, or the District of Columbia shall not be entitled to the benefits of this Section 2.10.
          (b) In addition, Company agrees to pay any present or future stamp or documentary taxes or any other sales, transfer, exercise, mortgage recording or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, sale, transfer, delivery or registration of, or otherwise with respect to, any of the Transaction Documents (hereinafter referred to as “Other Taxes”).
          (c) Company shall indemnify each Purchaser for the full amount of Taxes or Other Taxes (including without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.10) paid by each such Purchaser and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, that Company shall not be liable for such Taxes or Other Taxes to the extent that any such Taxes or Other Taxes result from such Purchaser’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. This indemnification shall be made within 30 days from the date each such Purchaser makes written demand therefor.
          (d) Within 30 days after the date of any payment of Taxes, Company shall furnish to each such Purchaser the original or a certified copy of a receipt evidencing payment thereof.

          (e) Without prejudice to the survival of any other agreement of Company hereunder, the agreements and obligations of Company contained in this Section 2.10 shall survive the payment in full of the Notes.
3. PURCHASERS’ REPRESENTATIONS AND WARRANTIES
          Each Purchaser makes the following representations and warranties to Company, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:
          3.1 Existence. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of its state of organization.
          3.2 Authorization. This Agreement has been duly and validly authorized, executed and delivered by such Purchaser and constitutes a binding obligation of such Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          3.3 Accredited Investor. Such Purchaser is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and is acquiring its Note and the Conversion Shares for investment for its own account, with no present intention of dividing its participation with others or reselling or otherwise distributing the same in violation of the Securities Act or any applicable state securities laws.
          3.4 Transfer Restrictions. Such Purchaser understands that: (i) other than pursuant to the Registration Rights Agreement with respect to the Conversion Shares, the resale of the Note and the Conversion Shares has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Note and the Conversion Shares may not be sold or otherwise transferred unless (a) the Note and the Conversion Shares are sold or transferred pursuant to an effective registration statement under the Securities Act, (b) at Company’s request, other than in connection with any transfer to any Affiliate of Tontine, such Purchaser shall have delivered to Company an opinion of counsel (which opinion shall be in form, substance and scope reasonably satisfactory to Company’s counsel) to the effect that the Note and the Conversion Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, or (c) the Note and the Conversion Shares are sold pursuant to Rule 144 promulgated under the Securities Act; (ii) any sale of such Note and the Conversion Shares made in reliance on Rule 144 under the Securities Act may be made only in accordance with the terms of such Rule; and (iii) except as set forth in the Registration Rights Agreement with respect to the Conversion Shares, neither Company nor any other Person is under any obligation to register such Note and the Conversion Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Such Purchaser acknowledges that an appropriate restrictive legend will be placed on the certificate or certificates representing the Note and the Conversion Shares that may be issued pursuant to this Agreement.
4. COMPANY’S REPRESENTATIONS AND WARRANTIES
          Company makes the following representations and warranties to each Purchaser, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:
          4.1 Corporate Existence; Compliance with Law. Each of Company and WRI (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect); (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now being conducted; (iv) has, or has applied for, all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its certificate or articles of incorporation and by-laws; and (vi) is in compliance with all applicable provisions of law, including ERISA and Environmental Laws, except for such non-compliance which would not have a Material Adverse Effect.
          4.2 Corporate Power; Authorization; Enforceable Obligations. Except as set forth on Schedule 4.2, the execution, delivery and performance by each Credit Party of the Transaction Documents to which it is a party and all instruments and documents to be delivered by each Credit Party, the issuance and sale of the Notes by Company and the consummation of the other transactions contemplated by any of the foregoing: (i) are within such Credit Party’s corporate power and authority; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of such Credit Party’s certificate of incorporation or by-laws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Credit Party is a party or by which such Credit Party or any of its property is bound which, taken individually or in the aggregate, is material to such Credit Party; (vi) other than those Liens created pursuant to the Transaction Documents, will not result in the creation or imposition of any Lien upon any of the property of such Credit Party; and (vii) do not require the consent or approval of, or any filing with, any Governmental Authority or any other Person (except (A) for those filings required by the Registration Rights Agreement, (B) the filing of a Form D with the SEC, (C) the filing of UCC-1 financing statements with the Secretary of State of Delaware and (D) to the extent previously obtained or made). At or prior to the Closing Date, each of the Transaction Documents shall have been duly executed and delivered by each Credit Party party thereto and each shall then constitute a legal, valid and binding obligation of such Credit Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          4.3 Authorization and Issuance of Notes. The issuance of the Notes has been duly authorized by all necessary corporate action on the part of Company and, upon delivery to each Purchaser of each Note against payment in accordance with the terms hereof, each Note will have been validly issued, free and clear of all pledges, liens, encumbrances and preemptive rights. The issuance of shares of Common Stock upon conversion of the Notes has been duly authorized by all necessary corporate action on the part of Company. When issued upon conversion of the Notes, such Conversion Shares will have been validly issued and fully paid and non-assessable, and none of the Conversion Shares will have been issued in violation of the preemptive rights of any security holders of Company arising as a matter of law or under or pursuant to Company’s certificate of incorporation, as amended, Company’s bylaws, as amended, or any agreement or instrument to which Company is a party or by which it is bound. Company has duly reserved 1,877,946 shares of Common Stock for issuance pursuant to the terms of the Notes. Under the rules of the American Stock Exchange, the laws of the State of Delaware and any other applicable law, the issuance of the shares of Common Stock upon conversion of the Notes by Purchasers does not require approval of the stockholders of Company.
          4.4 Authorized and Outstanding Shares of Capital Stock.
          (a) After giving effect to the Closing and as at the Closing Date (except with respect to (a)(i)(A) below, which is as of January 31, 2008), the authorized capital stock of Company consists of (i) 30,000,000 shares of Common Stock, of which, (A) 9,436,915 shares are issued and outstanding, (B) 1,094,001 shares are reserved for issuance upon conversion of the Preferred Stock, (C) 150,000 shares are reserved for issuance upon exercise of Company’s warrants issuable pursuant to Company’s extension of its $30,000,000 bridge loan facility from SOF Investments, L.P., (D) 343,366 shares are reserved for issuance upon exercise of options and other awards granted under Company’s stock option and incentive plans, (E) 310,266 stock appreciation rights are issued and outstanding under Company’s incentive plans and (F) 1,877,946 shares are reserved for issuance upon Conversion of the Notes on the Maturity Date assuming no interest is paid in cash, and (ii) 5,000,000 shares of Preferred Stock, of which 160,129 shares are issued and outstanding, as of the date hereof. The number of shares of Common Stock issuable upon conversion of the Preferred Stock, upon exercise of Company’s warrants issuable pursuant to Company’s extension of its bridge loan facility from SOF Investments, L.P., and upon exercise of options and other awards granted under Company’s stock option and incentive plans is subject to adjustment in the manner specified in the Certificate of Designation governing the Preferred Stock, the Note Purchase Agreement dated June 29, 2006 (and the form of warrant included therein), as amended, including by the Second Amendment dated as of October 1, 2007 and the stock option and incentive plans, respectively. All of the outstanding shares of Common Stock and Preferred Stock have been duly authorized, are validly issued, fully paid and nonassessable and were offered, sold and issued in compliance with all applicable federal and state securities laws and without violating any contractual obligation or any other preemptive or similar rights.
               Except as set forth on Schedule 4.4, (i) there is no existing option, warrant, call, commitment or other agreement to which Company is a party requiring, and there are no convertible securities of Company outstanding which upon conversion would require, the issuance of any additional shares of Stock of Company or other securities convertible into shares of equity securities of Company, other than the Notes, and (ii) there are no agreements to which Company is a party with respect to the voting or transfer of the Stock of Company. Except as set forth on Schedule 4.4, there are no stockholders’ preemptive rights or rights of first refusal or other similar rights with respect to the issuance of Stock by Company.
          4.5 Financial Statements. (a) Except as provided in Schedule 4.5, the previously filed and subsequently withdrawn audited consolidated balance sheet of Company as at December 31, 2006, and the related consolidated statements of income and cash flows for the year then ended, and the draft unaudited consolidated balance sheet of Company as at September 30, 2007 (the “Balance Sheet”) and the related draft unaudited consolidated statements of income, and cash flows for the nine months then ended, copies of which have previously been delivered to Purchaser, have been, except as noted therein, prepared in conformity with GAAP consistently applied throughout the periods involved and present fairly in all material respects the consolidated financial position of Company as at the dates thereof, and the consolidated results of its operations and cash flows for the periods then ended, subject, in the case of the interim financial statements, to normal year-end audit adjustments.
          (b) Except as set forth on Schedule 4.5, neither Company nor any of its Subsidiaries has any material obligations, contingent or otherwise, including, without limitation, liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Balance Sheet, other than those incurred since September 30, 2007, in the ordinary course of business.
          (c) Except as set forth on Schedule 4.5, no dividends or other distributions have been declared, paid or made upon any shares of capital Stock of Company, nor have any shares of capital Stock of Company been redeemed, retired, purchased or otherwise acquired for value by Company since September 30, 2007.
          4.6 SEC Documents. Except as set forth on Schedule 4.6, since January 1, 2005, Company has filed with the Commission all forms, reports, schedules,

statements and other documents required to be filed by it through the date hereof under the Exchange Act, or the Securities Act (all such documents, as supplemented and amended since the time of filing, collectively, the “Company SEC Documents”). Except as set forth on Schedule 4.6, the Company SEC Documents, including without limitation all financial statements and schedules included in the Company SEC Documents, at the time filed or, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing, and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable.
          4.7 Securities Laws. In reliance on the investment representations contained in Sections 3.3 and 3.4, the offer, issuance, sale and delivery of the Notes and the Conversion Shares, as provided in this Agreement, are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and are otherwise in compliance with such laws. Neither Company nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of Company under circumstances which would require the integration of such offering with the offering of the Notes or the Conversion Shares under the Securities Act and the rules and regulations of the SEC thereunder) which would reasonably be expected to subject the offering, issuance or sale of the Notes or the Conversion Shares, to the registration requirements of Section 5 of the Securities Act.
          4.8 Taxes. Except as set forth on Schedule 4.8 or as would not reasonably be expected to cause a Material Adverse Effect, all federal, state, local and foreign tax returns, reports and statements required to be filed by Company and its Subsidiaries have been timely filed with the appropriate Governmental Authority and all such returns, reports and statements are true, correct and complete in all material respects. All Charges and other impositions due and payable for the periods covered by such returns, reports and statements have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid or is being contested in good faith by appropriate proceedings. Proper and accurate amounts have been withheld by Company and its Subsidiaries from its employees for all periods in material compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies.
          4.9 No Litigation. Except as set forth on Schedule 4.9, no action, claim or proceeding is now pending or, to the knowledge of Company or its Subsidiaries, threatened against Company or any of its Subsidiaries, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators that has had or would reasonably be expected to cause a Material Adverse Effect.
          4.10 Patents, Trademarks, Copyrights and Licenses. Company and each of its Subsidiaries owns or otherwise has sufficient rights in all licenses, patents, patent applications, copyrights, service marks, trademarks and registrations and applications for registration thereof, and trade names necessary to continue to conduct its business as heretofore conducted by it and now being conducted by it.
          4.11 No Material Adverse Effect. Since December 31, 2006, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect, except for matters disclosed prior to the date hereof in Company’s public filings pursuant to the Exchange Act, matters disclosed on Schedule 4.11, and matters disclosed prior to the date hereof in writing by Company to Purchasers.
5. COVENANTS
          5.1 Affirmative Covenants. Company covenants and agrees that from and after the date hereof (except as otherwise provided herein, or unless the Required Purchasers have given their prior written consent) until this Agreement has terminated and so long as any Note is outstanding:
          (a) Financial and Business Information.
               (i) Monthly Information. Commencing with the month ending February 29, 2008, Company will deliver to the Collateral Agent on behalf of Purchasers who are Affiliates of Tontine and to each other Purchaser as soon as practicable after the end of each month, but in any event within 30 days thereafter: (A) an unaudited consolidated balance sheet of Company and its Subsidiaries, if any, at the end of such month and (B) unaudited consolidated statements of income, retained earnings and cash flows of Company and its Subsidiaries, if any, for such month and for the portion of such year ending with such month.
               (ii) Quarterly Information. Company will deliver to the Collateral Agent on behalf of Purchasers who are Affiliates of Tontine and to each other Purchaser as soon as practicable after the end of each of the first three quarterly fiscal periods in each Fiscal Year of Company, but in any event within 45 days thereafter, (A) an unaudited consolidated balance sheet of Company and its Subsidiaries, if any, as at the end of such quarter, and (B) unaudited consolidated statements of income, retained earnings and cash flows of Company and its Subsidiaries, if any, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in comparative form in each case the projected consolidated figures for such period and the actual consolidated figures for the comparable period of the prior fiscal year. Such statements shall be (1) prepared in accordance with GAAP consistently applied, except that such statements are subject to normal and recurring year-end adjustments and do not include notes, (2) in reasonable detail and (3) certified by the principal financial or accounting officer of Company.
               (iii) Annual Information. Company will deliver to the Collateral Agent on behalf of Purchasers who are Affiliates of Tontine and to each other Purchaser as soon as practicable after the end of each Fiscal Year of Company, but in any event within 90 days thereafter, or, with respect to the Fiscal Year ending December 31, 2007, within 120 days thereafter, (A) an audited consolidated balance sheet of Company and its Subsidiaries, if any, as at the end of such year, and (B) audited consolidated statements of income, retained earnings and cash flows of Company and its Subsidiaries, if any, for such year; setting forth in each case in comparative form the figures for the previous year. Such statements shall be (1) prepared in accordance with GAAP consistently applied, (2) in reasonable detail and (3) accompanied by an opinion from KPMG LLP, Company’s independent registered public accounting firm or such other firm of independent certified public accountants of recognized national standing selected by Company and reasonably acceptable Purchasers.
               (iv) Filings. Company will deliver to the Collateral Agent on behalf of Purchasers who are Affiliates of Tontine and to each other Purchaser, promptly upon their becoming available, one copy of each report, notice or proxy statement sent by Company to its stockholders generally, and of each regular or periodic report (pursuant to the Exchange Act) and any registration statement, prospectus or other writing (other than transmittal letters) (including, without limitation, by electronic means) pursuant to the Securities Act filed by Company with (i) the SEC or (ii) any securities exchange on which shares of Common Stock of Company are listed.
               (v) Projections. Company will deliver to the Collateral Agent on behalf of Purchasers who are Affiliates of Tontine and to each other Purchaser within 15 days prior to the beginning of each Fiscal Year:
                    (A) projected consolidating and consolidated balance sheets of Company and its Subsidiaries for such Fiscal Year, on a monthly basis (to the extent available);
                    (B) projected consolidating and consolidated cash flow statements of Company and its Subsidiaries including summary details of cash disbursements, for such Fiscal Year, on a monthly basis;
                    (C) projected consolidating and consolidated income statements of Company and its Subsidiaries for such Fiscal Year, on a monthly basis; and
                    (D) projected five-year plan of Company and its Subsidiaries for the five-year period commencing with such Fiscal Year, to the extent such plan is prepared;

               (vi) in each case, approved by the Board of Directors of Company, together with appropriate supporting details.
               (vii) Additional Information. Company will, and will cause WRI to, deliver to the Collateral Agent on behalf of Purchasers who are Affiliates of Tontine and to each other Purchaser all financial and written reports delivered to the lenders under the First Interstate Bank Loan Documents.
          (b) Communication with Accountants. Company authorizes the Collateral Agent and each Purchaser to communicate directly with its independent certified public accountants and tax advisors and authorizes those accountants to disclose to the Collateral Agent or such Purchaser any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of Company and any of its Subsidiaries.
          (c) Tax Compliance. Company shall pay all transfer, excise or similar taxes (not including income or franchise taxes) in connection with the issuance, sale, delivery or transfer by Company to Purchasers of the Notes and the Common Stock issuable upon conversion thereof, and shall indemnify and save each Purchaser harmless without limitation as to time against any and all liabilities with respect to such taxes. Company shall not be responsible for any income taxes in connection with the transfer of the Notes or such Common Stock by the holder thereof. The obligations of Company under this Section 5.1(c) shall survive the payment, prepayment or redemption of the Notes and the termination of this Agreement.
          (d) Insurance. Company shall maintain insurance covering, without limitation, fire, theft, burglary, public liability, property damage, product liability, workers’ compensation, directors’ and officers’ insurance and insurance on all property and assets material to the operation of the business, all in amounts customary for the industry. Company shall pay all insurance premiums payable by them.
          (e) Compliance with Law. Company shall comply with all laws, including ERISA and Environmental Laws, applicable to it, except where the failure to comply would not be reasonably likely to result in a Material Adverse Effect.
          (f) Maintenance of Existence and Conduct of Business. Company shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and its rights and franchises; (ii) at all times maintain, preserve and protect all of its patents, trademarks and trade names, and preserve all the remainder of its material assets necessary for the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto consistent with industry practices and (iii) continue to conduct business solely in its existing lines of business and businesses related thereto in a manner consistent with past business practices.

          5.2 Negative Covenants. Company covenants and agrees that from and after the date hereof (except as otherwise provided herein, or unless the Required Purchasers have given their prior written consent) until this Agreement has terminated and so long as any Note is outstanding:
          (a) Sales of Assets; Liquidation. Company shall not, and shall not permit any Subsidiary of Company to, (i) sell, transfer, convey or otherwise dispose of any of their respective assets or properties, (ii) liquidate, dissolve or wind up Company, or any of its Subsidiaries, except for transfers to Company, whether voluntary or involuntary; provided, however, that the foregoing shall not prohibit (i) the sale of inventory and other assets in the ordinary course of business, (ii) the sale of surplus or obsolete equipment and fixtures (iii) transfers resulting from any casualty or condemnation of assets or properties or (iv) sales involving assets with a value not greater than $5,000,000 as to which the net proceeds are either (x) reinvested in Company’s or, if sold by a Subsidiary, such Subsidiary’s or Company’s existing or related lines of business or (y) applied to repay Indebtedness, within 180 days after such sale.
          (b) Transactions with Affiliates. Company shall not and shall not permit any Subsidiary of Company to enter into or be a party to any transaction with any Affiliate of Company or such Subsidiary, except (i) transactions expressly permitted hereby, (ii) transactions in the ordinary course of and pursuant to the reasonable requirements of Company’s or such Subsidiary’s business and upon fair and reasonable terms that are fully disclosed to Purchaser and are no less favorable to Company or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Company or such Subsidiary, (iii) transactions between Company and its wholly-owned Subsidiaries or between such Subsidiaries and (iv) payment of compensation to employees and directors’ fees.
          (c) Restricted Payments. Company shall not and shall not permit any Subsidiary of Company to make any Restricted Payments nor shall Company permit any Subsidiary to make such payments with respect to Company’s Stock.
          (d) Permitted Acquisitions or Investments. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly in any transaction or related series of transactions, acquire or invest in, whether for cash, debt, Stock, or other property or assets or by guaranty of any obligation, any assets or business of any Person other than (i) acquisitions of assets in the ordinary course of business of Company, (ii) acquisitions by Company or wholly-owned Subsidiaries of Company from Company or any such wholly-owned Subsidiary or investments therein, (iii) acquisitions involving an aggregate purchase price of not more than $2,000,000, but not to exceed $5,000,000 in any Fiscal Year, (iv) investments in Cash Equivalents or (vi) investments in certain restricted cash accounts, cash collateral accounts and trust accounts required pursuant to agreements to which Company or any Subsidiary are party, so long as such investments are consistent with the provisions of such agreements. Company shall not, and shall not permit any of its Subsidiaries to, invest in any Person if, after giving effect thereto, such Person would be an Affiliate, but not a Subsidiary, of Company.

          (e) Mergers and Subsidiaries. Neither Company nor any Subsidiaries of Company shall directly or indirectly, by operation of law or otherwise, merge with, consolidate with, or otherwise combine with any Person, nor shall Company create any Subsidiary, other than (i) the creation of wholly-owned Subsidiaries or (ii) mergers of wholly-owned Subsidiaries of Company into Company or any other of its wholly-owned Subsidiaries.
          5.3 WRI Covenants. Company shall cause WRI to comply with each and every covenant under the headings “Affirmative Covenants” and “Negative Covenants” contained in the First Interstate Business Loan Agreement by and between WRI and First Interstate Bank dated October 29, 2007 (the “First Interstate Loan Agreement”) as in effect as of the date hereof without giving affect to any amendments, waivers or modifications thereto.
          5.4 American Stock Exchange Approval. Company shall use best efforts to cause the listing application with respect to the Conversion Shares to be approved by the American Stock Exchange and to have the Conversion Shares authorized for listing on the American Stock Exchange.
6. CONDITIONS PRECEDENT
          6.1 Conditions Precedent. The obligation of each Purchaser to purchase the Notes pursuant to Section 2.1 hereof, is subject to the condition that the Collateral Agent and each such Purchaser shall have received, on the Closing Date, the following, each dated the Closing Date unless otherwise indicated, in form and substance satisfactory to each Purchaser:
          (a) Favorable opinions of (i) WilmerHale, counsel to the Credit Parties, substantially in the form attached hereto as Exhibit C-1 and (ii) Morris W. Kegley, Company’s general counsel, substantially in the form attached hereto as Exhibit C-2, it being understood that to the extent that such opinions shall rely upon any other opinion of counsel, each such other opinion shall be in form and substance reasonably satisfactory to each Purchaser and shall provide that each Purchaser may rely thereon.
          (b) Resolutions of the board of directors of each Credit Party, certified by the Secretary or Assistant Secretary of each such Credit Party, as of the Closing Date, to be duly adopted and in full force and effect on such date, authorizing (i) the consummation of each of the transactions contemplated by the Transaction Documents to which such Credit Party is a party, and (ii) specific officers to execute and deliver this Agreement and each other Transaction Document to which such Credit Party is a party.
          (c) Governmental certificates, dated the most recent practicable date prior to the Closing Date, showing that each Credit Party is organized and in good standing in their respective states of formation and are qualified as foreign corporations and in good standing in the jurisdiction of its principal place of business.

          (d) A copy of the certificate of incorporation and all amendments thereto of each Credit Party, certified as of a recent date by the Secretary of State of the respective state of formation, and copies of each Credit Party’s by-laws, certified by the Secretary or Assistant Secretary of the relevant Credit Party as true and correct as of the Closing Date.
          (e) The Notes duly executed by Company.
          (f) The Guaranty duly executed by WRI.
          (g) The Security Agreement duly executed by WRI.
          (h) The Pledge Agreement executed by Company and WRI.
          (i) The Consent duly executed by each Credit Party and First Interstate Bank.
          (j) The Registration Rights Agreement duly executed by the parties thereto.
          (k) Certificates of the Secretary or an Assistant Secretary of each Credit Party, dated the Closing Date, as to the incumbency and signatures of the officers of such Credit Party executing this Agreement, the Notes, the Security Agreement, the Pledge Agreement, the Guaranty, Consent and each other Transaction Document to which it is a party and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.
          (l) Certificate of the President or Chief Executive Officer of each Credit Party, dated the Closing Date, stating that all of the representations and warranties of such Credit Party contained herein or in the other Transaction Documents are true and correct in all material respects at and as of the Closing Date as if made on such date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date) and that no breach of any covenant contained in Section 5 has occurred or would result from the Closing hereunder.
          (m) Such documents or agreements duly executed by each Credit Party as any Purchaser through the Collateral Agent may request with respect to the perfection of its security interests granted under the Loan Documents (including financing statements under the UCC, patent, trademark and copyright security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Pledge Agreement or the Security Agreement).

          (n) Evidence of payment or arrangements for payment by the Credit Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.
          (o) All consents and approvals of Governmental Authorities and all material consents and approvals of third parties required in connection with the transactions contemplated by the Transaction Documents shall have been obtained and shall be in effect, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the transactions contemplated by the Transaction Documents.
          (p) Such other certificates, documents, agreements and information respecting any Credit Party as any Purchaser through the Collateral Agent may reasonably request.
          6.2 Additional Conditions. The obligation of each Purchaser to purchase the Notes pursuant to Section 2.1 is subject to the additional conditions precedent that as of the Closing Date:
          (a) There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, with respect to any of the transactions contemplated by the Transaction Documents, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (except as set forth on Schedule 4.9), or could materially and adversely affect the ability of the Credit Parties to fully and timely perform their respective obligations under the Transaction Documents, or the ability of the parties to consummate the financings contemplated hereby or the other transactions contemplated by the Transaction Documents. No judgment, injunction, decree or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the transactions contemplated by this Agreement or any other Transaction Document.
          (b) As of the Closing Date, none of the following events shall have occurred and be continuing: (A) trading in the Common Stock shall have been suspended by the Commission or the American Stock Exchange or trading in securities generally on the American Stock Exchange, the New York Stock Exchange or the Nasdaq National Market shall have been suspended or limited or minimum prices shall have been established on either such exchange or the Nasdaq National Market, (B) a banking moratorium shall have been declared either by U.S. federal or New York State authorities, or (C) there shall have occurred any material new outbreak or material escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis which has a material adverse effect on the U.S. financial markets.
          (c) Company shall have amended the Amended and Restated Rights Agreement, dated as of February 7, 2003, between Company and EquiServe Trust

Company, N.A., as amended by the First Amendment to Amended and Restated Rights Agreement dated as of May 2, 2007, by executing and delivering an amendment thereto in the form of Exhibit H hereto.
          (d) Two (2) nominees of Tontine reasonably acceptable to the Board shall have been elected or appointed to the Board, which Board shall consist of not more than nine (9) members immediately after giving effect to such additional two (2) directors.
          (e) Company shall have paid all reasonable fees and expenses of (i) Tontine’s outside counsel, Weil, Gotshal & Manges LLP, and (ii) all special local counsel retained in connection with this Agreement and the transactions contemplated thereby.
          (f) The representations and warranties of Company contained in this Agreement and in the other Transaction Documents are true and correct in all material respects at and as of the Closing Date as if made on such date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date) and no breach of any covenant contained in Section 5 has occurred or would result from the Closing hereunder.
          (g) Each Credit Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, no Default shall have occurred and be continuing.
          (h) The Closing shall have occurred no later than March 15, 2008.
7. ADDITIONAL PURCHASER RIGHTS
          7.1 Director Rights. Company acknowledges and agrees that commencing on the Closing Date and for so long as Tontine and/or its Affiliates own at least ten percent (10%) of the outstanding shares of Common Stock (including the Conversion Shares issuable upon Conversion of the Notes on an as converted basis), Tontine shall have the right to designate two Persons for election to the Board who shall be reasonably acceptable to the Board and who shall be nominated for election to the Board. So long as Tontine and/or its Affiliates own at least ten percent (10%) of the outstanding shares of Common Stock (including the Conversion Shares issuable upon Conversion of the Notes on an as converted basis), the Board shall consist of not more than nine (9) members, and at such time there is no Preferred Stock outstanding, the Board shall consist of not more than seven (7) members.
          7.2 Observer Rights. Company further acknowledges and agrees that commencing on the Closing Date and for so long as Tontine and/or its Affiliates own at least ten percent (10%) of the outstanding shares of Common Stock (including the Conversion Shares issuable upon Conversion of the Notes on an as converted basis), Tontine shall have the right to designate one Person who is either an employee of Tontine or is otherwise reasonably acceptable to the Board (the “Designee”) to act as an observer to the Board as provided below (“Observer Rights”). During such time as Tontine has Observer Rights, Company shall invite the Designee to attend any meetings of the Board and any committees thereof (at the same time directors are invited thereto) and provide the Designee with such materials (at the same time such materials are provided to directors) as Company provides to directors in connection with their service on the Board and any committees thereof, provided that the Designee need not be permitted to attend (i) any portion of any such meeting or be provided with any portion of such materials to the extent that so doing would jeopardize any legal privilege, including the attorney-client privilege, and to the extent the subject of such meeting or materials is potentially adverse to Tontine and (ii) any portion of any such meeting attended only by the members of the Board in executive session. The exercise by Tontine of Observer Rights is conditioned upon Company’s receipt of a confidentiality agreement executed by Tontine and the Designee reasonably satisfactory to Company providing for Tontine’s and the Designee’s preservation of the confidentiality of any materials provided or information received at any meeting of the Board or any committee thereof. Company shall promptly reimburse the Designee for all reasonable expenses incurred in connection with the Designee’s attendance at such meetings.
          7.3 Rights Offering. If Company at any time shall issue rights to its holders of Common Stock to purchase additional shares of Common Stock or other securities of Company, such rights shall also be issued to Purchasers with respect to the Notes then held by them. The number of rights to be so issued shall be determined with respect to the number of Conversion Shares as if the Notes had been converted on the records date for the issuance of such rights.
          7.4 Preemptive Rights.
          (a) In addition to the rights set forth in Section 7.3, and for so long as Tontine and/or its Affiliates own at least ten percent (10%) of the outstanding shares of Common Stock (including the Conversion Shares issuable upon Conversion of the Notes on an as converted basis), if Company at any time proposes to and does issue shares of Common Stock (or rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) (any such securities, the “Offered Securities”), other than Exempt Securities (which term is defined below), Company shall offer Purchasers the option to acquire, on the same terms and conditions and at the same price per Offered Security (the “Issue Price”) offered to the other participants in such offering, up to such number of Offered Securities so that following the issuance (and conversion or exercise, if applicable) of such Offered Securities each Purchaser would maintain the same percentage of ownership of Common Stock (including the number of Conversion Shares as if the Notes had been converted) such Purchaser held immediately prior to the issuance of such Offered Securities. Company shall give written notice to Purchasers of any such issuance as far in advance of the date of issuance of such Offered Securities (the “Date of Issuance”) as possible, but in any event no less than ten (10) Business Days in advance of the Date of Issuance (a “Notice of Issuance”). The Notice of Issuance will describe in reasonable detail the terms and conditions of the proposed issuance, including the Issue Price and the maximum number of Offered Securities that each Purchaser will be entitled to purchase on the Date of Issuance. “Exempt Securities” means securities of Company which are issued (i) as a dividend, stock split or other distribution payable pro rata to all holders of Common Stock, (ii) to employees, officers, directors or consultants of Company pursuant to any compensatory plans or programs approved by Company’s Board of Directors, (iii) in connection with the conversion of the Preferred Stock or Notes or the conversion or exercise of any options, warrants or other rights to purchase Common Stock (A) outstanding on the date hereof or (B) issued in accordance with the foregoing clause (ii) or (iv) solely in consideration for the acquisition (by merger or otherwise) by Company or any of its Subsidiaries of assets or equity interests of another entity approved by Company’s Board of Directors.
          (b) Each Purchaser shall have the option to elect to purchase all or part of such Purchaser’s portion of the Offered Securities described in a Notice of Issuance at the Issue Price and on the other terms contained in the Notice of Issuance by notifying Company in writing (an “Election Notice”) at least three (3) Business Days prior to the Date of Issuance. Each Election Notice will indicate the number of units that each Purchaser elects to purchase.
          (c) The failure of any Purchaser to exercise its right to purchase, in full or in part, Offered Securities under this Section 7.4 in connection with any one issuance of Offered Securities by Company will not, in any manner, waive or otherwise impair the rights of such Purchaser to purchase such Purchaser’s share of Offered Securities in connection with any other proposed issuance of Offered Securities to which this Section 7.4 is applicable.
          (d) Notwithstanding anything contained in this Section 7.4 to the contrary, Company may at any time, regardless of whether an Election Notice has been given, prior to the Date of Issuance abandon an offering as to which it has given a Notice of Issuance, in which case Purchasers shall have no further right or obligation to purchase Offered Securities described in such Notice of Issuance.
8. CONVERSION
          8.1 Conversion of Notes.
          (a) Subject to the provisions for adjustment hereinafter set forth, each Note shall be convertible, in whole or in part, at any time and from time to time, at the option of the holder thereof (a “Conversion”), up to the outstanding principal amount (including any additions to the original principal amount resulting from any interest previously paid in kind by Company) of the Note held by such Purchaser at the time of such conversion into a number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (A) the principal amount of the Note to be converted (including all accrued and unpaid interest) by (B) the Conversion Price (as hereinafter defined); provided that if such calculation results in the aggregate number of shares of Common Stock to be issued in connection with all such Conversions hereunder to exceed 19.9% of the number of shares of Common Stock outstanding immediately prior to the execution of this Agreement, the principal amount of the Notes resulting in such excess amounts shall not be converted into Common Stock and shall instead be paid in cash by Company to such Purchaser at the time of such Conversion. If the conversion of the Notes by more than one Purchaser at the same time results in the operation of the proviso in the prior sentence, then each Purchaser so converting Notes shall receive shares of Common Stock and cash in proportion to the respective principal amounts of Notes being converted by each Purchaser, unless otherwise agreed by Purchasers. The Conversion Price shall initially be $10.00 per share of Common Stock and shall be subject to further adjustments from time to time pursuant to Section 8.1(f) below (the “Conversion Price”).
          No fractional shares shall be issued upon the conversion of any Note. All shares of Common Stock (including fractions thereof) issuable upon conversion of any Note by such Purchaser shall be aggregated for purposes of determining whether conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, Company shall, in lieu of issuing any fractional share, pay such Purchaser a sum in cash equal to the Current Market Price of such fraction on the date of conversion.
          (b) A conversion of any Note may be effected by a Purchaser upon the surrender to Company at the principal office of Company of the Note to be converted accompanied by a written notice stating that such Purchaser elects to convert all or a specified amount of its Notes in accordance with the provisions of this Section 8.1 and specifying the name or names in which such Purchaser wishes the certificate or certificates for shares of Common Stock to be issued.
          (c) In case the written notice specifying the name or names in which a Purchaser wishes the certificate or certificates for shares of Common Stock to be issued shall specify a name or names other than that of such Purchaser, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, Company will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Notes pursuant hereto. As promptly as practicable, and in any event within five Business Days after the surrender of each Note and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of Company that such taxes have been paid), Company shall deliver or cause to be delivered (1) certificate(s) representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which each holder of the Notes being converted shall be entitled and (2) if less than all of principal amount of each Note evidenced by the surrendered Notes is being converted, in exchange for each Note surrendered, a new Note, of like tenor, in a principal amount equal the full principal amount of the Note surrendered less the principal amount being converted.

          (d) A conversion shall be deemed to have been made at the close of business on the date of giving the written notice referred to in the first sentence of (b) above and of such surrender of the certificate or certificates representing each Note to be converted so that the rights of the holder thereof as to the Note being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, or the right to receive, in addition to shares of Common Stock, cash in an amount equal to the principal amount of each Note which could not be converted due to the operation of the proviso in Section 8.1(a), and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.
          (e) Company shall at all times reserve, and keep available for issuance upon the conversion of the Notes, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all of the aggregate outstanding principal balance of the Notes at the Maturity Date assuming no interest is paid in cash, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all of the aggregate outstanding principal balance of the Notes.
          (f) The Conversion Price will be subject to adjustment from time to time as follows:
               (i) In case Company shall at any time or from time to time after the Closing Date (A) pay a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of Company, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any Note thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of Company which Purchaser would have owned or have been entitled to receive after the happening of any of the events described above, had such Note been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective. No adjustment shall be made pursuant to this clause (i) in connection with any transaction to which Section 8.1(g) applies.
               (ii) In case Company shall issue shares of Common Stock (or rights, warrants or other securities convertible into or exchangeable for shares of Common Stock), other than pursuant to existing obligations or pursuant to any existing employee benefit plan after the Closing Date, other than issuances covered by clause (i)

above, at a price per share (or having an exercise, conversion or exchange price per share) less than the Conversion Price as of the date of issuance of such shares or of such rights, warrants or other convertible or exchangeable securities, then, and in each such case, the Conversion Price shall be reduced to such lower price. For the purpose of determining the consideration received by Company upon any such issue, if the consideration received by Company is other than cash, its value will be deemed its fair market value, as determined in good faith by the Board of Directors of Company.
               (iii) An adjustment made pursuant to clause (ii) above shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively immediately after the close of business on such date. No adjustment shall be made pursuant to clause (ii) in respect of any issuance of shares of Common Stock on or prior to the Closing Date. For purposes of clause (ii), the aggregate consideration received by Company in connection with the issuance of shares of Common Stock or of rights, warrants or other securities exchangeable or convertible into shares of Common Stock shall be deemed to be equal to the sum of the aggregate offering price of all such Common Stock and such rights, warrants, or other exchangeable or convertible securities plus the aggregate amount, if any, receivable upon exchange or conversion of any such exchangeable or convertible securities into shares of Common Stock.
               (iv) In case Company shall at any time or from time to time after the Closing Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of Company or any of its Subsidiaries by way of dividend or spinoff), on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in clause (i) above and cash dividends paid out of earnings or earned surplus, then the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the applicable Conversion Price on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (B) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock at such record date less the amount of such dividend or distribution per share of Common Stock, and the denominator of which shall be such Current Market Price per share of Common Stock. No adjustment shall be made pursuant to this clause (iv) in connection with any transaction to which Section 7.3, 8.1(f)(ii) or 8.1(g) applies.
               (v) For purposes of this Section 8.1(f), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of Company or any of its Subsidiaries.
               (vi) If Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of conversion granted by this Section 8.1(f) or in the Conversion Price then in effect shall be required by reason of the taking of such record.
               (vii) Anything in this Section 8.1(f) to the contrary notwithstanding, Company shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments (each of which shall be carried forward), determined as above provided, shall have resulted in a change of the Conversion Price by at least one cent, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least one cent, such change in Conversion Price shall thereupon be given effect.
               (viii) If any option or warrant expires or is cancelled without having been exercised, then, for the purposes of the adjustments set forth above, such option or warrant shall have been deemed not to have been issued and the Conversion Price shall be adjusted accordingly. No holder of Common Stock which was previously issued upon conversion of a Note shall have any obligation to redeem or cancel any such shares of Common Stock as a result of the operation of this clause (viii).
          (g) In case of any reorganization of capital, reclassification of capital stock (other than a reclassification of capital subject to Section 8.1(f)(i)), consolidation or merger with or into another corporation, or sale, transfer or disposition of all or substantially all the property, assets or business of Company to another corporation (any one or more of such events being an “Organic Change”), the Notes then outstanding, shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Organic Change, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Organic Change by a holder of that number of shares of Common Stock into which such Notes were convertible immediately prior to such Organic Change (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Organic Change). In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 8.1(g) shall be deemed to apply, so far as appropriate and nearly as may be, to such other securities or property.
          (h) In case at any time or from time to time Company shall pay any stock dividend or make any other non-cash distribution to the holders of its Common Stock, or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or there shall be any capital reorganization or reclassification of the Common Stock of Company or consolidation or merger of Company with or into another corporation, or any sale or conveyance to another corporation of the property of Company as an entirety or substantially as an entirety, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of Company, then, in any one or more of said cases, Company shall use reasonable best efforts to give at least 20 days’ prior written notice to the registered holder of the Notes at the addresses of each as shown on the books of Company as of the date on which (i) the books of Company shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such non-bankruptcy reorganization, reclassification, consolidation, merger, sale or conveyance, dissolution, liquidation or winding up shall take place, as the case may be, provided that in the case of any Organic Change to which Section 8.1(g) applies Company shall use reasonable best efforts to give at least 30 days’ prior written notice as aforesaid. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in such dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such non-bankruptcy reorganization, reclassification, consolidation, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be. Failure to give such notice shall not invalidate any action so taken.
          (i) Upon any adjustment of the Conversion Price then in effect and any increase or decrease in the number of shares of Common Stock issuable upon the operation of the conversion set forth in this Section 8.1, then, and in each such case, Company shall promptly deliver to each holder of the Notes, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of Company setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Price then in effect following such adjustment and the increased or decreased number of shares issuable upon the conversion granted by this Section 8.1, and shall set forth in reasonable detail the method of calculation of each and a brief statement of the facts requiring such adjustment.
9. EVENTS OF DEFAULT; RIGHTS AND REMEDIES
          9.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder and under the Notes:
          (a) Company shall fail to make any payment of principal of, or interest on or any other amount owing in respect of, the Notes, or any of the other Obligations when due and payable or declared due and payable, including pursuant to Section 2.4 or 2.5 hereof, which, other than principal or interest, shall have remained unremedied for a period of three (3) Business Days.
          (b) Company shall fail or neglect to perform, keep or observe any of the provisions of Section 5.2 hereof.
          (c) Company shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents, and the same shall remain unremedied for a period of twenty (20) days after the earlier of knowledge thereof by Company or the receipt of written notice of any such failure from the Required Purchasers.

          (d) A default shall occur under any other agreement, document or instrument to which Company or any Subsidiary is a party or by which Company or any of its Subsidiaries or any of their property is bound, and such default (i) involves the failure to make any payment (whether of principal, interest or otherwise) due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of Company or any of its Subsidiaries in an aggregate amount exceeding $3,000,000, (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness or a portion thereof in an aggregate amount exceeding $3,000,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.
          (e) An event of default has occurred and is continuing under the First Interstate Loan Documents.
          (f) Any representation or warranty herein or in any Loan Document or in any written statement pursuant thereto or hereto, report, financial statement or certificate made or delivered to the Collateral Agent or any Purchaser by Company pursuant hereto or thereto shall be untrue or incorrect in any material respect, as of the date when made.
          (g) Any assets with a value, individually or in the aggregate, in excess of $250,000 of Company or any of its Subsidiaries shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Company or any of its Subsidiaries and shall remain unstayed or undismissed for sixty (60) consecutive days; or Company or any of its Subsidiaries shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which is fraudulent under any bankruptcy, fraudulent conveyance or other similar law.
          (h) A case or proceeding shall have been commenced against Company or any of its Subsidiaries in a court having competent jurisdiction seeking a decree or order in respect of Company or any of its Subsidiaries (i) under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Company or any of its Subsidiaries or of any substantial part of its or their properties, or (iii) ordering the winding-up or liquidation of the affairs of Company or any of its Subsidiaries and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.
          (i) Company or any of its Subsidiaries shall (i) file a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Company or any of its Subsidiaries or of any substantial part of its properties, (iii) fail generally to pay its debts as such debts become due, or (iv) take any corporate action in furtherance of any such action.
          (j) Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $3,000,000 in the aggregate shall be rendered against Company or any of its Subsidiaries and the same shall not be (i) fully covered by insurance (subject to standard deductibles), or (ii) vacated, stayed, bonded, paid or discharged for a period of thirty (30) days.
          (k) (i) With respect to any Plan, a prohibited transaction within the meaning of Section 4975 of the IRC or Section 406 of ERISA occurs which would reasonably be expected to result in direct or indirect liability to Company or any of its Subsidiaries, (ii) with respect to any Title IV Plan, the filing of a notice to voluntarily terminate any such plan in a distress termination, (iii) with respect to any Multiemployer Plan, Company, any of its Subsidiaries or any ERISA Affiliate shall incur any Withdrawal Liability, (iv) with respect to any Pension Plan subject to Section 412 of the Code or Section 302 of ERISA, Company, any of its Subsidiaries or any ERISA Affiliate shall incur an accumulated funding deficiency or request a funding waiver from the IRS, or (v) with respect to any Title IV Plan or Multiemployer Plan which has an ERISA Event not described in clauses (ii) - (iv) hereof, in the reasonable determination of the Agent there is a reasonable likelihood for termination of any such plan by the PBGC; provided, however, that the events listed in clauses (i) — (v) hereof shall constitute Events of Default only if the liability, deficiency or waiver request of Company, any of its Subsidiaries or any ERISA Affiliate, exceeds $3,000,000 in any case set forth in (i) — (v) above, or exceeds $3,000,000 in the aggregate for all such cases.
          (l) There shall occur any Change of Control.
          9.2 Remedies. If any Event of Default specified in Section 9.1 shall have occurred and be continuing, the Required Purchasers may, without notice, declare all Obligations to be forthwith due and payable, whereupon all such Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default specified in Section 9.1(h) or (i) hereof with respect to any Credit Party, such Obligations shall become due and payable without declaration, notice or demand by the Required Purchasers.
          The Collateral Agent or the Required Purchasers may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in its best interests, including any action (or the failure to act) pursuant to the Loan Documents. Failure by the Collateral Agent or the Required Purchasers to exercise any remedy shall not constitute a waiver of the right to exercise the same at any other time. In the event that any action is taken by any Person in response to an Event of Default, including the exercise of rights or the pursuit of remedies by the Collateral Agent or the Required Purchasers, the Collateral Agent or the Required Purchaser, as relevant, may, by a writing delivered to Company, withdraw such pursuit of remedies, dismiss the specified Event(s) of Default and waive compliance by Company with any provisions of this Agreement, provided that no such withdrawal, dismissal or waiver may adversely and disproportionately affect any Note as compared to the effect on the Notes held by any other Purchaser, without the prior written consent of such Purchaser whose Notes are adversely and disproportionately affected.
          9.3 Waivers by Company. Except as otherwise provided for in this Agreement and applicable law, Company waives (i) presentment, demand and protest and notice of presentment, dishonor notice of intent to accelerate and notice of acceleration, (ii) all rights to notice and a hearing prior to the Collateral Agent taking possession or control of, or to the Collateral Agent’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing the Collateral Agent to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. Company acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.
          9.4 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, each Purchaser is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Purchaser to or for the credit or the account of Company against any and all of the obligations of Company now or hereafter existing under this Agreement and the Notes held by such Purchaser irrespective of whether or not such Purchaser shall have made any demand under this Agreement or the Notes and although such obligations may be unmatured. Each Purchaser agrees promptly to notify Company after any such set-off and application made by such Purchaser; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Purchaser under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Purchaser may have.
          9.5 Appointment of the Collateral Agent. The Notes shall be entitled to the benefits of certain security to be held by Tontine Capital Associates, L.P., or its successor, as collateral agent for Purchasers (the “Collateral Agent”) pursuant to the terms of this Agreement and the other Loan Documents. Each Purchaser hereby designates and appoints the Collateral Agent as the agent of such Purchaser under the Loan Documents and each such Purchaser irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Collateral Agent shall not have any duties, obligations or responsibilities, except those expressly set forth therein, or any fiduciary relationship with any Purchasers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing, the Collateral Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral (as defined in the Security Agreement and the Pledge Agreement) and the rights of Purchasers with respect thereto, as contemplated by and in accordance with the provisions of the Loan Documents. The Collateral Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
10. INDEMNIFICATION
          Company agrees to indemnify and hold harmless the Collateral Agent, each Purchaser and its respective Affiliates and their respective officers, directors and employees from and against any losses, liabilities, obligations, damages, penalties, actions, proceedings, judgments, suits, claims, costs, fees, expenses and disbursements (including, without limitation, reasonable attorneys’ fees and disbursements) of any kind (“Losses”) which are imposed upon, incurred by or asserted against the Collateral Agent, Purchaser or such other indemnified Persons as a result of the Collateral Agent or such Purchaser having entered into this Agreement or any of the other Loan Documents or relating to or arising out of any untrue representation, breach of warranty or failure to perform any covenants or agreement by Company contained herein or in any certificate or document delivered pursuant hereto or arising out of any Environmental Law applicable to Company or its Subsidiaries or otherwise relating to or arising out of the transactions contemplated hereby; provided, however, that Company shall not be liable for such indemnification to such indemnified Person to the extent that any such Losses result from such indemnified Person’s gross negligence or willful misconduct.
11. MISCELLANEOUS
          11.1 Complete Agreement; Modification of Agreement; Sale of Interest. (a) The Transaction Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supercede any previous agreement or understanding between them relating hereto or thereto and may not be modified, altered or amended except as provided therein, or in the case of the Loan Documents by an agreement in writing signed by Company and Purchasers in accordance with Section 11.1(d) hereof. Company may not sell, assign or transfer any of the Loan Documents or any portion thereof, including, without limitation, Company’s rights, title, interests, remedies, powers and duties hereunder or thereunder.

          (b) In the event a Purchaser assigns or otherwise transfers all or any part of the Notes, Company shall, upon the request of such Purchaser issue new Notes to effectuate such assignment or transfer.
          (c) Each Purchaser may sell, assign, transfer or negotiate to (i) one or more of its Affiliates, other lenders, commercial banks, insurance companies, other financial institutions or (ii) any other Person acceptable to Company, all or a portion of its rights and obligations under the Notes and the other Loan Documents held by such Purchaser and this Agreement; provided, however, that acceptance of such assignment by any assignee shall constitute the agreement of such assignee to be bound by the terms of this Agreement applicable to such Purchaser; provided further that the rights of Tontine set forth in Section 7.1 and 7.2 may not be transferred or assigned other than to Affiliates of Tontine; and provided further, no Purchaser may (except to its Affiliates) sell, assign, transfer or dispose of, whether through the sale of participations, assignment, transfer or other disposition or otherwise, less than $1,000,000 principal amount of Notes. From and after the effective date of such an assignment, (x) the assignees thereunder shall, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such assignment and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an assignment and acceptance covering all or the remaining portion of an assignor’s rights and obligations under this Agreement, such assignor shall cease to be a party hereto).
          (d) No amendment or waiver of any provision of this Agreement, the Notes or any other Transaction Document, nor consent to any departure by Company therefrom, shall in any event be effective unless the same shall be in writing and signed by Company and the Required Purchasers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each holder of a Note affected thereby do any of the following: (i) subject such holder to any additional obligations, (ii) reduce the principal of, or interest on, the Notes or other amounts payable hereunder or release or discharge Company from its obligations to make such payments, (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes or other amounts payable hereunder, (iv) change the aggregate unpaid principal amount of the Notes, or the number of holders thereof, which shall be required for such holders or any of them to take any action hereunder, (v) increase the Conversion Price or (vi) amend this Section 11.1(d).
          11.2 Fees and Expenses. Company shall pay all reasonable out-of-pocket expenses of the Collateral Agent and each Purchaser in connection with the preparation of the Transaction Documents and the transactions contemplated thereby, including the reasonable fees and expenses of one counsel to the Collateral Agent and Purchasers collectively and, if reasonably requested by the Collateral Agent or Purchasers, one local counsel in each jurisdiction in which collateral is located; provided that in the event of a conflict of interest between the Collateral Agent and any Purchaser or between Purchasers, Company shall pay all reasonable out-of-pocket fees and expenses of such additional counsel as may be necessary. If, at any time or times, regardless of the existence of an Event of Default (except with respect to paragraph (iii) below, which shall be subject to an Event of Default having occurred and be continuing), the Collateral Agent and Purchasers shall employ counsel or other advisors for advice or other representation or shall incur reasonable legal or other costs and expenses in connection with:
               (i) any amendment, modification or waiver, or consent with respect to, any of the Loan Documents or advice in connection with the administration of the loans made pursuant hereto or its rights hereunder or thereunder;
               (ii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Collateral Agent, Purchaser, Company, any Subsidiary of Company or any other Person) in any way relating to any of the Transaction Documents or any other agreements to be executed or delivered in connection herewith; or
               (iii) any attempt to enforce any rights of a Purchaser against Company, WRI or any other Person, that may be obligated to such Purchaser by virtue of any of the Transaction Documents;
then, and in any such event, the reasonable attorneys’ and other parties’ fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section shall be payable, on demand, by Company to the Collateral Agent and each such Purchaser and shall be additional Obligations under this Agreement and the other Loan Documents; provided, however, that Company shall not be required to and shall not pay the fees and expenses of more than one counsel to the Collateral Agent and Purchasers collectively and, if reasonably requested by the Collateral Agent or Purchasers, one local counsel in each jurisdiction in which collateral is located unless there is a conflict of interest between the Collateral Agent and any Purchaser or between Purchasers, in which case Company shall pay all reasonable out-of-pocket fees and expenses of such additional counsel as may be necessary. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants’ and investment bankers’ fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.
          11.3 No Waiver by Purchaser. A Purchaser’s failure, at any time or times, to require strict performance by Company of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of such Purchaser thereafter to demand strict compliance and performance therewith. Any suspension or waiver by a Purchaser of an Event of Default by Company under the Loan Documents shall not suspend, waive or affect any other Event of Default by Company under this Agreement and any of the other Loan Documents whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Company contained in this Agreement or any of the other Loan Documents and no Event of Default by Company under this Agreement and no defaults by Company under any of the other Loan Documents shall be deemed to have been suspended or waived by a Purchaser, unless such suspension or waiver is by an instrument in writing signed by an officer of such Purchaser and the Required Purchasers and directed to Company specifying such suspension or waiver.
          11.4 Remedies. Each Purchaser’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which such Purchaser may have under any other agreement, including without limitation, the Loan Documents, the other Transaction Documents, by operation of law or otherwise.
          11.5 Waiver of Jury Trial. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under the Transaction Documents.
          11.6 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
          11.7 Binding Effect; Benefits. This Agreement and the other Transaction Documents shall be binding upon, and inure to the benefit of, the successors of Company and each Purchaser and the assigns, transferees and endorsees of each Purchaser.
          11.8 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.
          11.9 Governing Law. Except as otherwise expressly provided in any of the Transaction Documents, in all respects, including all matters of construction, validity and performance, this Agreement and the Obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America. Each Purchaser and Company agree to submit to personal jurisdiction and to waive any objection as to venue in the federal or New York State courts located in the County of New York, State of New York. Service of process on any Purchaser or Company in any action arising out of or relating to any of the Transaction Documents shall be effective if mailed to such party at the address listed in Section 11.10 hereof. Nothing herein shall preclude a Purchaser or Company from bringing suit or taking other legal action in any other jurisdiction.
          11.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback addressed as follows:
If to Company:
Westmoreland Coal Company
2 North Cascade Avenue, 14th Floor
Colorado Springs, Colorado 80903
Attn: General Counsel
Telecopy Number: (719) 448-8097
with a copy to:
WilmerHale
1875 Pennsylvania Avenue, NW
Washington, D.C. 20006
Attn: Michael J. Levitin, Esq.
Telecopy Number: (202) 663-6363
If to Purchasers:
c/o Tontine Capital Management, L.L.C.
55 Railroad Avenue
Greenwich, Connecticut 06830
Attn: Joseph V. Lash
Telecopy Number: (203) 769-2010
with copies to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153

Attn: Ted S. Waksman, Esq.
Telecopy Number: (212) 310-8007
If to the Collateral Agent:
Tontine Capital Associates, L.P.
55 Railroad Avenue
Greenwich, Connecticut 06830
Attn: Jeffrey L. Gendell
Telecopy Number: (203) 769-2010
with copies to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Ted S. Waksman, Esq.
Telecopy Number: (212) 310-8007
or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback during normal business hours, or three (3) Business Days after the same shall have been deposited with the United States mail postage prepaid. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the Persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.
          11.11 Survival. The representations and warranties of Company in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.
          11.12 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          11.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
          11.14 Publicity. Neither Purchasers nor Company shall issue any press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by the other party in advance.

Notwithstanding the foregoing, each of the parties hereto may file the text of this Agreement and the other Loan Documents as exhibits to its filings with the SEC and may, in documents required to be filed by it with the SEC or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary or advisable, and may make such disclosure as it is advised by its counsel is required by law, subject to advance consultation with Purchasers.
          11.15 Confidential Information. For the purposes of this Agreement, “Confidential Information” means information delivered to any Purchaser by or on behalf of Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement, provided that such term does not include information that (a) was publicly known prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, or (c) otherwise becomes known to such Purchaser other than through disclosure by Company or any Subsidiary. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes or the Common Stock following the conversion thereof), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 11.15, (iii) any other holder of any Note, (iv) any federal or state regulatory authority having jurisdiction over such Purchaser, (v) any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (vi) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 11.15 as though it were a party to this Agreement. On reasonable request by Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with Company embodying the provisions of this Section 11.15.
          11.16 Compliance with First Interstate Loan Documents. Any obligation of Company or any Guarantor in this Agreement that requires delivery of collateral or other items to, or the possession or control of collateral or other items with, the Collateral

Agent or any Purchaser shall be deemed complied with and satisfied if such delivery is made to, or such possession or control is with, the agent or any lender under the First Interstate Loan Documents, so long as the First Interstate Loan Agreement is in full force and effect and has not been terminated in accordance with its terms or otherwise.
          11.17 Termination of Standby Purchase Agreement. The Standby Purchase Agreement dated as of May 2, 2007 by and between Company and Tontine, as amended by that certain Amended and Restated First Amendment dated as of July 3, 2007 by and among the parties thereto, is hereby terminated and of no further force and effect, other than Section 7(c) thereof which shall continue in full force and effect.
[Remainder of Page Intentionally Blank]

          IN WITNESS WHEREOF, Company, the Collateral Agent and each Purchaser have executed this Agreement as of the day and year first above written.

WESTMORELAND COAL COMPANY as Company

By:	/s/ Keith E. Alessi

	Name:	Keith E. Alessi
	Title:	Chief Executive Officer and President

TONTINE PARTNERS, L.P. as a Purchaser

By:	TONTINE MANAGEMENT, L.L.C.,
its general partner

	By:	/s/ Jeffrey L. Gendell

		Name:	Jeffrey L. Gendell
		Title:	Managing Member

TONTINE CAPITAL PARTNERS, L.P. as a Purchaser

By:	TONTINE CAPITAL MANAGEMENT, L.L.C.,
its general partner

	By:	/s/ Jeffrey L. Gendell

		Name:	Jeffrey L. Gendell
		Title:	Managing Member

TONTINE CAPITAL ASSOCIATES, L.P. as the Collateral Agent

By:	TONTINE CAPITAL ASSOCIATES GP, L.L.C.,
its general partner

	By:	/s/ Jeffrey L. Gendell

		Name:	Jeffrey L. Gendell
		Title:	Managing Member
[Signature Page to Note Purchase Agreement]

ANNEX I

Purchaser	Principal Amount of Notes
Tontine Partners, L.P.	$ 7,500,000
Tontine Capital Partners, L.P.	$ 7,500,000
Total	$ 15,000,000
Annex I

Exhibit A
to
Senior Secured Convertible Note Purchase Agreement
[Form of Senior Secured Convertible Note]
          THIS NOTE AND THE COMMON STOCK (THE “COMMON STOCK”) OF WESTMORELAND COAL COMPANY (THE “COMPANY”) ISSUABLE UPON CONVERSION HEREOF HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), NOR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS, OTHER THAN IN CONNECTION WITH ANY TRANSFER TO ANY AFFILIATE OF TONTINE, THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY OR AN OPINION REASONABLY SATISFACTORY TO THE COMPANY OF COUNSEL TO THE HOLDER THAT SAID SECURITIES MAY BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED, AS THE CASE MAY BE, WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
          THIS NOTE IS SUBJECT TO: (1) THE TERMS OF A SENIOR SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “NOTE AGREEMENT”), DATED AS OF MARCH 4, 2008, (2) THE TERMS OF A PLEDGE AGREEMENT (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “PLEDGE AGREEMENT”), DATED AS OF MARCH 4, 2008, AND (3) THE TERMS OF A SECURITY AGREEMENT (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SECURITY AGREEMENT”), DATED AS OF MARCH 4, 2008. THE NOTE AGREEMENT, THE PLEDGE AGREEMENT AND THE SECURITY AGREEMENT ARE INCORPORATED HEREIN BY REFERENCE. NOTWITHSTANDING ANY CONTRARY STATEMENT CONTAINED IN THE WITHIN INSTRUMENT, NO PAYMENT ON ACCOUNT OF THE PRINCIPAL OR INTEREST HEREON SHALL BECOME DUE OR PAID EXCEPT IN ACCORDANCE WITH THE TERMS OF THE NOTE AGREEMENT.
WESTMORELAND COAL COMPANY
SENIOR SECURED CONVERTIBLE NOTE DUE March 4, 2013

$15,000,000	March 4, 2008
          FOR VALUE RECEIVED, the undersigned, Westmoreland Coal Company, a Delaware corporation (the “Company”), hereby promises to pay to [                                        ] or its registered assigns (the “Purchaser”) at [                                        ], on March 4, 2013 (the “Maturity Date”), the principal sum of FIFTEEN MILLION DOLLARS ($15,000,000) as such principal amount may be increased from time to time by interest paid in kind in accordance with Section 2.4(d) of the Note Agreement (as defined below) or such lesser principal amount thereof as may remain outstanding in lawful money of the United States of America in immediately available

A-1

Exhibit A
to
Senior Secured Convertible Note Purchase Agreement
[Form of Senior Secured Convertible Note]
funds, and to pay interest from the date hereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at a rate or rates per annum and payable on such dates as determined pursuant to the terms of that certain Senior Secured Convertible Note Purchase Agreement dated as of March 4, 2008 by and among the Company, the Purchaser and the other parties from time to time party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Agreement”).
          This note (this “Note”) is one of the series of notes issued pursuant to the Note Agreement, and is subject in all respects to the provisions thereof; the Note Agreement, among other things, contains provisions for the acceleration of the maturity of this Note upon the happening of certain events, conversion of any amount owing hereunder into certain equity securities of the Company, restrictions on the transfer hereof and for the amendment or waiver of certain provisions of the Note Agreement, all upon the terms and conditions therein specified.
          This Note is entitled to the benefits of a second priority lien on certain security pursuant to the terms of (i) that certain Pledge Agreement, dated as of March 4, 2008, by and among the Company, WRI and the Collateral Agent named therein, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, and (ii) that certain Security Agreement, dated as of March 4, 2008, by and among WRI and the Collateral Agent named therein, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
          The Company hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever, other than as expressly required by the Note Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-2

Exhibit A
to
Senior Secured Convertible Note Purchase Agreement
[Form of Senior Secured Convertible Note]
          This Note shall be construed in accordance with and governed by the laws of the State of New York without giving effect to principles of conflicts of laws.

WESTMORELAND COAL COMPANY

By:
Name:
Title:
[signature page to [______] note]